Exhibit 99.1

Moody’s Corporation Reports Results for First Quarter 2011

  1Q11 revenue up 21% to $577.1 million
  Reported 1Q11 EPS of $0.67 up 43% from 1Q10
  Raising FY 2011 EPS guidance to a range of $2.22 to $2.32 from previous range of $2.12 to $2.22
  Increased quarterly dividend by 22% to $0.14 per share

NEW YORK--(BUSINESS WIRE)--April 27, 2011--Moody’s Corporation (NYSE: MCO) today announced results for the first quarter 2011.

Summary of Results for First Quarter 2011

Moody’s reported revenue of $577.1 million for the three months ended March 31, 2011, an increase of 21% from $476.6 million for the first quarter of 2010. Operating income for the quarter was $250.1 million, a 27% increase from $196.8 million for the same period last year. Diluted earnings per share were $0.67 for the first quarter of 2011, 43% higher than $0.47 reported in the first quarter of 2010.

"Moody's first quarter results reflected strong corporate debt issuance and increased structured finance ratings activity, supporting growth at Moody’s Investors Service, and continued solid performance from Moody’s Analytics," said Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s. "We are raising our full-year 2011 EPS guidance to a range of $2.22 to $2.32 based on strong first-quarter performance. Our expectations for market conditions for the remainder of the year are generally unchanged from our February guidance.”

First Quarter Revenue

For Moody’s Corporation overall, global revenue of $577.1 million increased 21% from the first quarter of 2010. The impact of foreign currency translation was negligible. U.S. revenue of $301.4 million for the first quarter of 2011 increased 18% from the first quarter of 2010, while revenue generated outside the U.S. of $275.7 million increased 24% from the prior-year period. Revenue generated outside the U.S. represented 48% of Moody’s total revenue for the quarter, up from 47% in the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the first quarter of 2011 was $412.6 million, an increase of 23% from the prior-year period. The impact of foreign currency translation was negligible. U.S. revenue of $230.0 million for the first quarter of 2011 increased 22% from the first quarter of 2010. Outside the U.S., revenue of $182.6 million increased 25% from the year-ago period.

Within MIS, global corporate finance revenue of $181.8 million in the first quarter of 2011 was up 44% from the same quarter of 2010. Corporate finance revenue grew 52% in the U.S. and 31% outside the U.S., due to strong issuance activity in both investment-grade and high-yield markets.

Global structured finance revenue totaled $89.4 million for the first quarter of 2011, an increase of 25% from a year earlier. U.S. structured finance revenue grew 11% from the year-ago period, reflecting strength in commercial real-estate finance issuance, partially offset by declines in asset-backed securities. Non-U.S. structured finance revenue increased 39%, driven primarily by demand for ratings for securitizations placed with government-sponsored facilities in Europe and increased covered bond issuance.

Global financial institutions revenue of $76.9 million in the first quarter of 2011 increased 1% compared to the same quarter of 2010. U.S. financial institutions revenue declined 2%, while non-U.S. revenue grew 3 percent.

Global public, project and infrastructure finance revenue was $64.5 million for the first quarter of 2011, an increase of 5% from the first quarter of 2010. U.S. revenue declined 10% from the prior-year period reflecting weakness in public and project finance issuance. Non-U.S. revenue grew 35%, primarily due to gains in infrastructure finance.

Global revenue for Moody’s Analytics (“MA”) for the first quarter of 2011 was $164.5 million, up 17% from the first quarter of 2010. Excluding the unfavorable impact of foreign currency translation, revenue grew 18 percent. Revenue from research, data and analytics of $109.6 million increased by 5% from the prior-year period and risk management software revenue of $39.6 million grew 19 percent. Software revenue in the quarter was helped by the early completion of transactions that were expected to be realized later this year. Professional services revenue of $15.3 million increased more than fourfold from the prior-year period, reflecting both the acquisition of CSI Global Education in November 2010 and much stronger results in the base business.

In the U.S., MA revenue of $71.4 million for the first quarter of 2011 increased 9% from the prior-year period. Outside the U.S., revenue of $93.1 million grew 23% compared to the same quarter of 2010.

First Quarter Expenses

First quarter 2011 expenses for Moody’s Corporation of $327.0 million were 17% greater than in the prior-year period, primarily due to increased headcount compared to the first quarter 2010, higher accruals for incentive compensation reflecting the stronger full-year outlook and ongoing technology spending. Moody’s reported operating margin for the first quarter of 2011 was 43.3%, compared to 41.3% in the first quarter of 2010. Excluding the unfavorable impact of foreign currency translation, expenses increased 16 percent.

Moody’s effective tax rate was 33.2% for the first quarter of 2011, compared with 37.2% for the prior-year period. The decrease was primarily due to a higher proportion of taxable income generated internationally in lower tax jurisdictions and a reduction in U.S. state income taxes.

Capital Allocation and Liquidity

On April 26, 2011, Moody’s increased its quarterly dividend by 22% from $0.115 to $0.14 per share of Moody’s common stock. During the first quarter of 2011, Moody’s repurchased 4.3 million shares at a total cost of $128 million and issued 1.4 million shares under employee stock-based compensation plans. Outstanding shares as of March 31, 2011 totaled 227.8 million, representing a 4% decrease from a year earlier. As of March 31, 2011, Moody’s had $1.1 billion of share repurchase authority remaining under its current program. At quarter-end, Moody’s had $1.2 billion of outstanding debt and $1 billion of additional debt capacity available under its revolving credit facility. At quarter-end, total cash and cash equivalents were $720 million, an increase of $223 million from a year earlier.

Assumptions and Outlook for Full-Year 2011

Moody’s outlook for 2011 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the eventual withdrawal of government-sponsored economic stabilization initiatives. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ materially from the current outlook.

Moody’s is revising its guidance for the full-year 2011 to reflect stronger than expected first quarter performance. The outlook for market conditions for the remainder of the year is generally unchanged from original guidance as of February 3, 2011. Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates. For Moody’s overall, the Company now expects full-year 2011 revenue to grow in the low-double-digit percent range. Revenue expectations for certain areas have changed based on conditions specific to those businesses and geographies. Full-year 2011 expenses are now projected to increase in the high-single-digit percent range. Full-year 2011 operating margin is still projected between 38% and 40% and the effective tax rate is still expected to be approximately 36 percent. Share repurchase is expected to continue at modest levels in 2011 subject to available cash flow and other capital allocation decisions. The Company now expects diluted earnings per share for full-year 2011 in the range of $2.22 to $2.32.

For the global MIS business, revenue for full-year 2011 is now expected to increase in the low-double-digit percent range. Within the U.S., MIS revenue is now expected to increase in the mid- to high-single-digit percent range, while non-U.S. revenue is now projected to increase in the mid- to high-teens percent range. Corporate finance revenue is now forecast to grow in the high-teens percent range. Structured finance revenue is now forecast to increase in the mid-single-digit percent range. Revenue from financial institutions is now expected to grow in the high-single-digit percent range, while public, project and infrastructure finance revenue is expected to increase in the mid-single-digit percent range.

For Moody’s Analytics, full-year 2011 revenue is still expected to increase in the high-single to low-double-digit percent range. Revenue growth is still projected in the mid-single-digit percent range for research, data and analytics and in the low- to mid-single-digit percent range for risk management software. Professional services revenue is still projected to more than double, primarily reflecting revenue from the late 2010 acquisition of CSI Global Education and very strong performance in the risk management advisory business. MA revenue is still expected to increase in the high-single-digit percent range in the U.S. and in the low-double-digit percent range outside the U.S.

Conference Call

A conference call to discuss first quarter 2011 results will be held this morning, April 27, 2011, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-800-289-0722. Other callers should dial +1-913-905-3198. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Shareholder Relations website, http://ir.moodys.com, until midnight Eastern Time, May 26, 2011.

A replay of the teleconference will be available from 4:00 p.m. Eastern Time, April 27, 2011 until midnight Eastern Time, May 26, 2011. The replay can be accessed from within the U.S. and Canada by dialing 1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 1135212.

*****

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $2.0 billion in 2010, employs approximately 4,500 people worldwide and maintains a presence in 26 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2011 and other forward-looking statements in this release are made as of April 27, 2011, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; both proposed and recently adopted U.S., foreign, state and local legislation and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; regulations relating to the oversight of credit rating agencies; provisions in the Dodd-Frank Act modifying pleading and liability standards applicable to credit rating agencies in a manner adverse to rating agencies; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of credit rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
Amounts in millions, except per share amounts	2011	2010

Revenue	$577.1	$476.6

Expenses:
Operating	160.8	135.9
Selling, general and administrative	148.5	128.8
Restructuring	-	(0.7)
Depreciation and amortization	17.7	15.8
Total expenses	327.0	279.8

Operating income	250.1	196.8
Non-operating (expense) income, net
Interest (expense) income, net	(18.2)	(13.3)
Other non-operating (expense) income, net	3.3	(1.0)
Total	(14.9)	(14.3)
Income before provision for income taxes	235.2	182.5
Provision for income taxes	78.1	67.8
Net income	157.1	114.7
Less: net income attributable to noncontrolling interests	1.6	1.3
Net income attributable to Moody's Corporation	$155.5	$113.4

Earnings per share attributable to Moody's common shareholders
Basic	$0.68	$0.48
Diluted	$0.67	$0.47

Weighted average number of shares outstanding
Basic	228.9	236.9
Diluted	231.4	239.1

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended
	March 31,
Amounts in millions	2011	2010

Moody's Investors Service
Corporate Finance	$181.8	$126.4
Structured Finance	89.4	71.5
Financial Institutions	76.9	76.2
Public, Project and Infrastructure Finance	64.5	61.4
Intersegment royalty (1)	16.0	15.3
Sub-total MIS	428.6	350.8
Eliminations	(16.0)	(15.3)
Total MIS revenue	412.6	335.5

Moody's Analytics
Research, Data and Analytics	109.6	104.6
Risk Management Software	39.6	33.3
Professional Services	15.3	3.2
Intersegment license fee (2)	2.6	2.3
Sub-total MA	167.1	143.4
Eliminations	(2.6)	(2.3)
Total MA revenue	164.5	141.1

Total Moody's Corporation revenue	$577.1	$476.6

Moody's Corporation revenue by geographic area

United States	$301.4	$254.6
International	275.7	222.0

	$577.1	$476.6

(1)	Represents intersegment royalty charged to MA from MIS for the rights to use and distribute content, data and products developed by MIS.
(2)	Represents intersegment license fee charged to MIS from MA for the use of certain MA products and services in the MIS ratings process.

Moody's Corporation
Consolidated Interest (Expense) / Income, Net (Unaudited)

	Three Months Ended
	March 31,
Amounts in millions	2011	2010

Interest (expense) / income:
Expense on borrowings	$ (16.4)	$ (10.8)
Income	1.0	0.6
UTPs and other tax related liabilities	(3.6)	(3.5)
Interest capitalized	0.8	0.4
Total interest (expense) income, net	$ (18.2)	$ (13.3)

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	March 31,	December 31,
Amounts in millions	2011	2010

Cash and cash equivalents	$719.5	$659.6
Short-term investments	6.7	12.7
Total current assets	1,339.6	1,343.0
Non-current assets	1,184.8	1,197.3
Total assets	2,524.4	2,540.3
Total current liabilities	841.0	933.8
Total debt (1)	1,234.2	1,239.6
Other long-term liabilities	685.5	676.6
Total shareholders' deficit	(223.2)	(298.4)
Total liabilities and shareholders' deficit	2,524.4	2,540.3

Actual number of shares outstanding	227.8	230.8

	March 31,	December 31,
(1) Total debt consists of the following:	2011	2010
Series 2005-1 Notes due 2015 (a)	$292.8	$296.3
Series 2007-1 Notes due 2017	300.0	300.0
2008 Term Loan due 2013 (b)	144.4	146.3
2010 Senior Notes due 2020 (c)	497.0	497.0
Total debt (d)	$1,234.2	$1,239.6

(a)	Net of $7.2 million and $3.7 million fair value adjustment on an interest rate hedge at March 31, 2011 and December 31, 2010, respectively.
(b)	Various payments through 2013
(c)

During the third quarter of 2010 the Company issued $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020. The notes were offered to the public at 99.374% of the face amount and are shown net of unamortized discount of $3.0 million at both March 31, 2011 and December 31, 2010.

(d)

Of the total debt shown in the table above, $13.1 million and $11.3 million are classified within total current liabilities at March 31, 2011 and December 31, 2010, respectively, and consist of the current portion of borrowings under the 2008 Term Loan.

CONTACT:
Media Contact:
Michael Adler
Vice President
Corporate Communications
212-553-4667
michael.adler@moodys.com
or
Investor Relations Contact:
Salli Schwartz
Vice President
Investor Relations
212-553-4862
sallilyn.schwartz@moodys.com